     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1997


                                                      REGISTRATION NO. 333-27909
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          MOUNTAIN FUEL SUPPLY COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  UTAH                                      4924                                   87-0155877
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

                          180 EAST FIRST SOUTH STREET
                                 P.O. BOX 45360
                           SALT LAKE CITY, UTAH 84145
                                 (801) 324-5555
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             GARY G. SACKETT, ESQ.
                          MOUNTAIN FUEL SUPPLY COMPANY
                          180 EAST FIRST SOUTH STREET
                           SALT LAKE CITY, UTAH 84145
                                 (801) 324-5563
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:


                    EDMUND C. DUFFY, ESQ.                                           PAUL C. PRINGLE, ESQ.
           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                                    BROWN & WOOD LLP
                       919 THIRD AVENUE                                             555 CALIFORNIA STREET
                   NEW YORK, NEW YORK 10022                                    SAN FRANCISCO, CALIFORNIA 94104

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable from time to time after the effective date of this Registration Statement as determined in light of market conditions.
                            ------------------------

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. /x/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                                  $75,000,000

                          MOUNTAIN FUEL SUPPLY COMPANY

                     (a subsidiary of Questar Corporation)

                          MEDIUM-TERM NOTES, SERIES C
              DUE FROM NINE MONTHS TO 30 YEARS FROM DATE OF ISSUE
                            ------------------------

    Mountain Fuel Supply Company (the 'Company') may offer from time to time up to $75,000,000 aggregate initial offering amount of its Medium-Term Notes, Series C (the 'Notes'). Each Note will mature on a Business Day (as hereinafter defined) from nine months to 30 years from the date of issue, as selected by the purchaser and agreed to by the Company. Redemption provisions, if any, for each Note will be established by the Company at the date of issue and will be specified therein and in the applicable Pricing Supplement hereto (the 'Pricing Supplement'). Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued only in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. See 'Description of Medium-Term Notes.'


    The interest rate or interest rate formula applicable to each Note and other variable terms of the Notes will be established by the Company at the date of issuance of such Note and will be set forth therein and specified in the applicable Pricing Supplement. Interest rates, interest rate formulae and such other variable terms are subject to change by the Company but no change will affect any Notes already issued or as to which offers to purchase have been accepted by the Company. Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued in registered book-entry form (a 'Book-Entry Note') or in registered definitive form (a 'Definitive Note'), as set forth in the applicable Pricing Supplement. Each Book-Entry Note will be represented by a global security deposited with or on behalf of The Depository Trust Company (or such other depositary as is identified in an applicable Pricing Supplement) (the 'Depositary') and registered in the name of the Depositary's nominee. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners).


    Unless otherwise indicated in the applicable Pricing Supplement, the Notes will bear interest at a fixed rate or rates (the 'Fixed Rate Notes'), or at a rate or rates determined by reference to the Commercial Paper Rate (the 'Commercial Paper Rate Notes'), the Federal Funds Rate (the 'Federal Funds Rate Notes'), LIBOR (the 'LIBOR Notes'), the Prime Rate (the 'Prime Rate Notes') or the Treasury Rate (the 'Treasury Rate Notes') as adjusted by the Spread and/or Spread Multiplier (each as hereinafter defined), if any, applicable to such Notes. Commercial Paper Rate Notes, LIBOR Notes and Treasury Rate Notes are collectively referred to herein as 'Floating Rate Notes.' The Company may also issue Discount Notes. See 'Description of Medium-Term Notes.'


    Interest on Fixed Rate Notes will accrue from their date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on each April 1 and October 1 of each year and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset monthly, quarterly, semi-annually or annually, as set forth therein and specified in the applicable Pricing Supplement, and interest on each Floating Rate Note will accrue from its date of issue and will be payable in arrears monthly, quarterly, semi-annually or annually, as set forth therein and specified in the applicable Pricing Supplement, and at Maturity. As of March 31, 1997, the amount of Company indebtedness outstanding which was senior to or pari passu with the Notes was $233,700,000.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY
       PRICING SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                                PRICE TO             AGENTS' DISCOUNTS               PROCEEDS TO
                                               PUBLIC (1)          AND COMMISSIONS (2)(3)           COMPANY (2)(4)
Per Note..............................            100%                  .125%-.750%                99.875%-99.250%
Total.................................        $75,000,000             $93,750-$562,500         $74,906,250-$74,437,500

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount.

(2) The Company will pay a commission to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Smith Barney Inc. (the 'Agents') in the form of a discount, ranging from .125% to .750% of the principal amount of any Note, depending upon its Stated Maturity, sold through such Agent, and may sell Notes to either Agent, as principal, at a discount for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent. No commission will be payable on any sales made directly by the Company.

(3) The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Plan of Distribution.'

(4) Before deducting expenses payable by the Company estimated at $225,000.
                            ------------------------

    The Notes are being offered on a continuing basis by the Company to or through the Agents, who have agreed to use their reasonable efforts to solicit offers to purchase the Notes. The Notes may also be sold by the Company to either Agent at a discount for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. The Company may also sell the Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so or to or through other agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that all of the Notes offered will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits the offer, may reject any offer to purchase Notes in whole or in part. See 'Plan of Distribution.'
                            ------------------------

MERRILL LYNCH & CO.                                            SMITH BARNEY INC.
                            ------------------------


                 THE DATE OF THIS PROSPECTUS IS JULY 23, 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement on Form S-3 (which term shall encompass all amendments, exhibits and schedules thereto (the 'Registration Statement')) under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to the Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Notes being offered hereby, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files periodic reports and other information with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission, as well as the periodic reports and other information so filed under the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048. Copies of such information may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such information may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:


          1. Annual Report on Form 10-K for the year ended December 31, 1996 as amended by the Form 10-K/A dated July 22, 1997; and


          2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS
PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A
COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO:
CORPORATE SECRETARY, MOUNTAIN FUEL SUPPLY COMPANY, 180 EAST FIRST SOUTH STREET, SALT LAKE CITY, UTAH 84145; TELEPHONE (801) 324-5202.

     In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, such Agent(s) may engage in transactions that stabilize, maintain or otherwise affect the market price of such Notes. For a description of these activities, see 'Plan of Distribution.'

                                  THE COMPANY

     The Company, a subsidiary of Questar Corporation ('Questar'), is a retail natural gas distribution utility serving approximately 623,000 sales and transportation customers in Utah, southwestern Wyoming and southeastern Idaho. Between 1929 and the present, the Company gradually expanded the boundaries of its distribution system to include over 90% of Utah's population. The principal communities served by the Company include the Salt Lake City metropolitan area, Ogden, Provo, Price, Logan, Richfield, Fillmore, Cedar City and St. George in Utah, Rock Springs, Green River and Evanston in southwestern Wyoming and Preston in southeastern Idaho.

     The natural gas distribution activities and facilities of the Company are regulated by the Public Service Commission of Utah ('PSCU') and the Public Service Commission of Wyoming ('PSCW') in their respective states. The PSCU also regulates the Company's activities in southeastern Idaho pursuant to a contract with the Public Utilities Commission of Idaho. The Company has significant business relationships with certain affiliated companies, particularly Questar Pipeline Company ('Questar Pipeline'), Wexpro Company ('Wexpro'), Questar Gas Management Company and Questar InfoComm Inc.

     The Company has been directly responsible for its gas acquisition activities since September 1993. The Company has a balanced and diversified portfolio of approximately 58 gas supply contracts with more than 28 suppliers located in the Rocky Mountain states. The Company transports both its own production and purchased gas on Questar Pipeline's transmission system and purchases gas storage capacity at the Clay Basin storage facility and three other storage facilities owned by Questar Pipeline. In 1996, the Company satisfied approximately 54% of its total gas supply with volumes produced from reserves owned by the Company on properties operated by Wexpro.

     The population of the Company's service area is generally growing faster than the national average, and the Company expects to add 22,000 customers in 1997 and 15,000-20,000 customers per year for the remainder of the century. The Company's sales, particularly to general service customers, are seasonal with a substantial portion of such sales made during the heating season. The Company's natural gas sales and transportation services are made under rate schedules approved by the PSCU and the PSCW for their respective states. The Company is currently authorized to earn a rate of return on rate base of 10.22-10.34% in Utah and 10.4% in Wyoming.

     The Company and all other local distribution companies are faced with the challenges and opportunities posed by the unbundling and restructuring of traditional utility services. As a local distribution company, the Company owns and controls the lines through which gas is delivered, is the only supplier of natural gas to residential customers, measures the consumption of gas used by its customers, and bills for consumption and related services. The services provided by the Company are packaged and priced as a 'bundle.' Most unbundling discussions focus on extending to residential and commercial customers the same choices provided industrial customers, i.e., allowing them to separate the commodity supply from the transportation service. (Industrial customers have enjoyed the benefit of supplier choice for over 10 years.)


     The State of Wyoming and the PSCW have asked utilities in the state to consider filing proposals that will give residential and commercial customers in the state more choice in their energy service. While the Company will continue to offer full bundled service to residential and commercial customers in the State of Wyoming, it intends to file, during 1997, for regulatory approval to provide such customers the additional choice of transportation service. The Company currently has approximately 21,350 residential and commercial customers in southwestern Wyoming. The State of Utah and the PSCU are actively involved in reviewing the restructuring and unbundling of telephone and electric utility services. Given its attractive rates and high customer service ratings, the Company does not believe that Utah regulators or residential customers will push for rapid unbundling in Utah.


     The Company's principal executive and business office is located at 180 East First South Street, P.O. Box 45360, Salt Lake City, Utah 84145 and its telephone number is (801) 324-5555.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes will be used to finance a portion of the Company's capital expenditures, estimated to be $64.0 million for 1997, and to repay a portion of short-term debt which, at March 31, 1997, totaled $58.7 million and had an interest rate of 5.48% per annum. Such short-term debt was incurred for general corporate purposes including working capital.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1997.

                                                                                                 MARCH 31, 1997
                                                                                             ----------------------
                                                                                              AMOUNT     PERCENTAGE
                                                                                             --------    ----------
                                                                                             (DOLLARS IN THOUSANDS)
Long-term debt............................................................................   $175,000        42.5%
Redeemable cumulative preferred stock (1).................................................      4,808         1.1%
Common shareholder's equity...............................................................    232,205        56.4%
                                                                                             --------    ----------
  Total capitalization....................................................................   $412,013       100.0%
                                                                                             --------    ----------
                                                                                             --------    ----------
Short-term debt...........................................................................   $ 58,700
                                                                                             --------
                                                                                             --------

------------------
(1) The Company redeemed the cumulative preferred stock on July 1, 1997.

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                            12 MONTHS
                                                                                                              ENDED
                                                                          YEARS ENDED DECEMBER 31,          MARCH 31,
                                                                    ------------------------------------    ---------
                                                                    1992    1993    1994    1995    1996       1997
                                                                    ----    ----    ----    ----    ----       ----
Ratio of earnings to fixed charges (1)...........................   2.98    3.08    2.90    2.80    3.48       3.84


------------------

(1) For the purposes of this presentation, earnings represent income before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs and debt discounts, and the interest portion of rental costs.


                        DESCRIPTION OF MEDIUM-TERM NOTES


     The Notes will be issued as a series of debt securities under an Indenture (the 'Indenture'), dated as of May 1, 1992, between the Company and First Security Bank, N.A. (as successor trustee to Citibank, N.A.), as trustee (the 'Trustee'). The following summary of certain provisions of the Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used but not defined herein have the meanings given to them in the Indenture or the Notes, as the case may be. The term 'Securities,' as used under this caption, refers to all debt securities issued and issuable from time to time under the Indenture and includes the Notes. The terms and conditions set forth below will apply to each Note unless otherwise specified in an applicable Pricing Supplement.

GENERAL

     The Indenture provides that, in addition to the Notes, additional Securities in one or more series (including both interest bearing and original issue discount securities) may be issued thereunder, without limitation as to aggregate principal amount of all Securities issuable thereunder. The Notes will be unsecured obligations of the Company and will rank in parity with all other unsecured and unsubordinated indebtedness of the Company. Other than a limitation on liens covenant, the Indenture does not contain restrictive covenants which would require the Company to maintain certain financial ratios or restrict the Company's ability to incur additional indebtedness. In addition, the Indenture permits the issuance of Notes which do not pay interest for stated periods of time and which are issued with original issue discount.


     The Notes being offered hereby constitute a separate series of Securities under the Indenture and are currently limited to $75,000,000 aggregate initial offering amount. Such series may be reopened and the aggregate initial offering amount of the Notes may be increased from time to time. The Notes will be offered on a continuing basis, and each Note will mature on a Business Day (as defined below), not less than nine months nor more than 30 years from its date of issue, as selected by the initial purchaser and agreed to by the Company. The Notes will be denominated and be payable in United States dollars.


     The Pricing Supplement relating to any Note will set forth the principal amount, interest rate, issue price and Agent's commission, original issue and maturity dates, redemption and repayment provisions, if any, and other material terms of such Note.


     Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued in registered book-entry form (a 'Book-Entry Note') or in registered definitive form (a 'Definitive Note'), in the denomination of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. Book-Entry

Notes may be transferred or exchanged only through a participating member of The Depository Trust Company (or such other depositary as is identified in an applicable Pricing Supplement) (the 'Depositary'). See 'Book-Entry Notes; Global Securities' below. Registration of transfers of Definitive Notes will be made at the Corporate Trust Office of the Trustee. No service fee will be charged by the Company, the Trustee or the Security Registrar for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (other than exchanges pursuant to Sections 304, 906 or 1107 of the Indenture, not involving any transfer).

     As used herein, 'Business Day,' means any day that is not a Saturday or Sunday, and that in The City of New York is not a day on which banking institutions are generally authorized or obligated by law or executive order to close, and, with respect to any LIBOR Note, is a London Business Day. Unless otherwise specified in the applicable Pricing Supplement, 'London Business Day' means any day on which dealings in deposits in United States dollars are transacted in the London interbank market.

     As used herein, 'Maturity', when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as provided in the Note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption, repayment at the option of the Holder or otherwise.

     As used herein, 'Stated Maturity', when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable.

     Under the Indenture, Notes may be issued at a discount from the stated principal amount thereof or with such terms (such as contingent interest, interest holidays, irregular accrual periods, interest payable in additional Notes, stepped rates, rates based on multiple or non-conventional interest indices or Notes on which payments are tied to the value of a single stock, a basket of stocks, a commodity or a stock or commodities index) so as to cause the Notes to be subject to the original issue discount rules of federal, state, local or foreign tax laws. In the event Notes are issued at such a discount or with such terms so as to cause original issue discount rules to apply, the terms of such Notes and additional disclosure regarding the federal income tax treatment of such Notes as well as certain other considerations will be provided in the applicable Pricing Supplement relating thereto.

     Unless otherwise indicated in a Pricing Supplement, the covenants contained in the Indenture and the Notes would not necessarily afford Holders of the Notes protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect Holders.

     Interest rates offered by the Company with respect to the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with similar variable terms other than interest rates, as well as Notes with different other variable terms, may be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change by the Company from time to time, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company.

PAYMENTS

     For Definitive Notes, payments of principal, premium, if any, and interest payable at Maturity will be made in immediately available funds at the Corporate Trust Office of the Trustee in Salt Lake City, Utah or at such other place as the Company may designate, provided that the Definitive Note is presented to the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures. Interest (other than interest payable at Maturity) will be paid by check mailed to the address of the Person entitled thereto as it appears in the Security Register as of the Regular Record Dates or, at the option of the Company, by wire transfer to an account maintained by such Person with a bank located in the United States. Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of Notes having the same Interest Payment Dates (as defined below) shall be entitled, upon written request received by the Trustee prior to the Regular Record Date in respect of an interest payment, or the date which is fifteen days before the Stated Maturity or date of redemption or repayment of the principal of the Notes, as the case may be, to receive payments of principal, premium, if any, and interest by wire transfer to an account maintained by such Holder with a bank located in the United States; provided, however, that no payment of principal and premium, if any, will be made without prior presentment and surrender of the Notes. If any Stated Maturity or date of redemption or repayment would otherwise be a day that is not a Business Day, payments due on any such day need not be made on such day, but may be made on the next succeeding Business Day (or, in the case of a LIBOR Note, if such day falls in the next succeeding calendar month, the immediately preceding Business Day), with the same force and effect as if made on the due date, and no interest shall accrue for the period from such due date to such succeeding Business Day.

     The total amount of any principal, premium, if any, or interest due on any Global Security (as defined below) representing one or more Book-Entry Notes on any Interest Payment Date or at Maturity will be made available to the Trustee on such date. As soon as practicable thereafter, the Trustee will make such payments to the Depositary in accordance with existing arrangements between the Trustee and the Depositary. The Depositary will allocate such payments to each Book-Entry Note represented by such Global Security and make payments to the registered owners or Holders thereof in accordance with its existing operating procedures. Neither the Company nor the Trustee shall have any responsibility or liability for such payments by the Depositary. So long as the Depositary or its nominee is the registered owner of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Note or Book-Entry Notes represented by such Global Security for all purposes under the Indenture.

REDEMPTION


     Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be subject to any optional or mandatory sinking fund. If provided in an applicable Pricing Supplement, the Notes may be subject to redemption, in whole or in part, prior to their Stated Maturity at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provisions. Such Pricing Supplement will set forth the detailed terms of such redemption, including, but not limited to, the dates after or on which and the price or prices (including premium, if any) at which such Notes may be redeemed.

REPAYMENT AT THE OPTION OF THE HOLDER

     If provided in an applicable Pricing Supplement, Notes will be subject to repayment at the option of the Holder thereof in accordance with the terms of such Notes on their respective optional repayment dates, if any, as agreed upon by the Company and the purchasers thereof at the time of sale (each, an 'Optional Repayment Date'). If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder thereof prior to its Stated Maturity.


     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.


INTEREST AND INTEREST RATES

  General


     Unless otherwise specified in an applicable Pricing Supplement, each Note will bear interest from the date of original issue at the rate per annum or, in the case of a Floating Rate Note, pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable in arrears on each date specified in the applicable Pricing Supplement and in a Note on which an installment of interest is due and payable (an 'Interest Payment Date') and at Maturity. Interest will be payable generally to the person in whose name a Note (or any Predecessor Security) is registered at the close of business on the Regular Record Date next preceding the related Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the person to whom principal shall be payable. Each interest payment shall be the amount of interest accrued from and including the later of the date of original issue or the most recent Interest Payment Date (in respect of which interest has been paid or duly provided for with respect to such Note) to but excluding the next succeeding Interest Payment Date (an 'Interest Accrual Period'). Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Regular Record Date and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the Holder on such next succeeding Regular Record Date. Interest rates, interest rate formulae and other terms of the Notes are subject to change by the Company from time to time but no such change will affect any Notes already issued or as to which offers to purchase have been accepted by the Company.

  Fixed Rate Notes


     Unless otherwise specified in an applicable Pricing Supplement, the Interest Payment Dates with respect to any Fixed Rate Note will be April 1 and October 1 of each year, and the Regular Record Dates in respect of such Interest Payment Dates will be the immediately preceding March 15 and September 15 (whether or not a Business Day), respectively. If any Interest Payment Date or Maturity of a Fixed Rate Note falls on a day that is not a Business Day with respect to such Fixed Rate Note, the payment due on such Interest Payment Date or at Maturity will be made on the following day that is a Business Day with respect to such Fixed Rate Note as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be. Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will be computed on the basis of a 360-day year of twelve 30-day months.

  Floating Rate Notes

     Unless otherwise specified in an applicable Pricing Supplement, Floating Rate Notes will be issued as described below. Interest on Floating Rate Notes will be determined by reference to a 'Base Rate,' which may be one or more of
(a) the Commercial Paper Rate (as defined below), in which case such Note will be a 'Commercial Paper Rate Note;' (b) the Federal Funds Rate (as defined below), in which case such Note will be a 'Federal Funds Rate Note;' (c) LIBOR (as defined below), in which case such Note will be a 'LIBOR Note;' (d) the Prime Rate (as defined below) in which case such Note will be a 'Prime Rate Note;' (e) the Treasury Rate (as defined below), in which case such Note will be a 'Treasury Rate Note;' or (f) such other interest rate formula as may be set forth in the applicable Pricing Supplement and Floating Rate Note. In addition, a Floating Rate Note may bear interest at the lowest of two or more Base Rates determined in the same manner as the Base Rates are determined for the types of Floating Rate Notes described above (except the interest rate for such Floating Rate Notes will not be determined with reference to the Treasury Rate). Each Floating Rate Note will specify the Base Rate or Rates applicable thereto.


     The interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate or the lowest of two or more specified Base Rates, in either case plus or minus the applicable Spread, if any, and/or multiplied by the applicable Spread Multiplier, if any. The 'Spread' is the number of basis points to be added to or subtracted from the related Base Rate or Rates applicable to such Floating Rate Note. The 'Spread Multiplier' is the percentage of the related Base Rate or Rates applicable to such Floating Rate Note by which said Base Rate or Rates are to be multiplied to determine the applicable interest rate on such Floating Rate Note. The 'Index Maturity' is the period to maturity of the instrument or obligation with respect to which the related Base Rate or Rates are calculated. Each Floating Rate Note will specify the Index Maturity and the Spread, if any, and/or Spread Multiplier, if any, applicable thereto.


     Each Floating Rate Note and the applicable Pricing Supplement will specify whether the rate of interest on such Floating Rate Note will be reset monthly, quarterly, semiannually, annually or otherwise (each, an 'Interest Reset Period') and the date on which such interest rate will be reset (each, an 'Interest Reset Date'). Unless otherwise specified in a Floating Rate Note and the applicable Pricing Supplement, the Interest Reset Date will be, in the case of a Floating Rate Note which resets (a) monthly, the third Wednesday of each month; (b) quarterly, the third Wednesday of each March, June, September and December of each year; (c) semiannually, the third Wednesday of each of the two months specified in such Pricing Supplement; and (d) annually, the third Wednesday of the month specified in such Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a LIBOR Note (or a Floating Rate Note for which LIBOR is an applicable Base Rate), if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the last Business Day in the preceding month.

     The interest rate applicable to each Interest Reset Period commencing on the Interest Reset Date or Dates with respect to such Interest Reset Period will be the rate determined with respect to the applicable 'Interest Determination Date.' Unless otherwise specified in an applicable Pricing Supplement, the Interest Determination Date with respect to the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date for the related Note. Unless otherwise specified in an applicable Pricing Supplement, the Interest Determination Date with respect to LIBOR will be the second London Business Day preceding each Interest Reset Date. With respect to the Treasury Rate, unless otherwise specified in an applicable Pricing Supplement, the Interest Determination Date will be the day in the week in which the Interest Reset Date falls on which day Treasury Bills are normally auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if, as a result of a legal holiday, an auction is held on the Friday of the week preceding the Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and provided, further, that if an auction shall fall on any Interest Reset Date, then the related Interest Reset Date shall instead be the first Business Day immediately following such auction. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Base Rates will be the first Business Day which is at least two Business Days prior to such Interest Reset Date for such a Floating Rate Note on which each Base Rate shall be determinable. Each Base Rate shall be determined and compared on such date, and the applicable interest rate shall take effect on the related Interest Reset Date.


     Any Floating Rate Note may also specify either or both a maximum limit and a minimum limit on the rate at which interest may accrue during any Interest Accrual Period. In addition to any maximum interest rate that may be applicable to any Floating Rate Note pursuant to the preceding sentence, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.


     Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of a Floating Rate Note which resets (a) monthly, on the third Wednesday of each month; (b) quarterly, on the third Wednesday of March, June, September and December of each year; (c) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (d) annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each, an 'Interest Payment Date'); and, in each case, at Maturity. If any Interest Payment Date for a Floating Rate Note falls on a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note (or a Floating Rate Note for which LIBOR is an applicable Base Rate), if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such Floating Rate Note. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day with respect to such Floating Rate Note, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day with respect to such Floating Rate Note, and no interest on such payment shall accrue for the period from and after Maturity. Unless otherwise specified in a Floating Rate Note and the applicable Pricing Supplement, the Regular Record Date or Dates for interest payable on such Floating Rate Note will be the fifteenth day (whether or not a Business Day) immediately preceding the related Interest Payment Date or Dates.



     The interest rate in effect with respect to a Floating Rate Note on each day that is not an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date and the interest rate in effect on any day that is an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to such Interest Reset Date, subject in either case to applicable provisions of law and any maximum or minimum interest rate limitation referred to in such Floating Rate Note; provided, however, that the interest rate in effect with respect to a Floating Rate Note for the period from the date of original issue to the first Interest Reset Date will be the rate specified as such in the applicable Pricing Supplement and the related Floating Rate Note (the 'Initial Interest Rate') and unless otherwise specified in the applicable Pricing Supplement the interest rate in effect for the ten calendar days immediately prior to a Maturity will be the interest rate in effect on the tenth calendar day preceding such Maturity.

     Unless otherwise specified in the applicable Pricing Supplement, with respect to each Floating Rate Note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the later of the date of issue, or from the last date to which interest has been paid or duly provided for, to the date for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes, or Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes. Unless otherwise specified in an applicable Pricing Supplement, the interest factor for Notes for which the interest rate is calculated with reference to two or more Base Rates will be calculated in each period in the same manner as if only the lowest of the applicable Base Rates applied.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) will be rounded upward to 9.87655% (or. 0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).


     Unless otherwise specified in an applicable Pricing Supplement, the Trustee will be the 'Calculation Agent'. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in an applicable Pricing Supplement, the 'Calculation Date,' if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.


     The interest rate in effect with respect to a Floating Rate Note from the date of original issue to the first Interest Reset Date will be the Initial Interest Rate. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as follows:


          Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Notes and in an applicable Pricing Supplement.



          Unless otherwise specified in an applicable Pricing Supplement, 'Commercial Paper Rate' means, with respect to any Interest Determination

     Date relating to a Commercial Paper Rate Note or any Interest Determination Date for a Note for which the Commercial Paper Rate is one of the Base Rates (a 'Commercial Paper Rate Interest Determination Date'), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in 'Statistical release H.15(519), Selected Interest Rates' or any successor publication ('H.15(519)') under the heading 'Commercial Paper' or, if unavailable, under such other heading representing commercial paper issued by non-financial entities whose bond rating is 'AA', or the equivalent, from a nationally recognized statistical rating organization. In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release 'Composite 3:30 P.M. Quotations for U.S. Governmental Securities' or any successor publication ('Composite Quotations') under the heading 'Commercial Paper' (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of thirty days or ninety days, respectively). If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, then the Commercial Paper Rate will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates, as of approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date, of three leading dealers of commercial paper in The City of New York (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent (after consultation with the Company) for commercial paper having the specified Index Maturity placed for an industrial issuer whose bond rating is 'AA,' or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.



          'Money Market Yield' shall be a yield (expressed as a percentage) calculated in accordance with the following formula:


Money Market Yield :        [   D x 360    ]
                            [  ----------- ]   x 100
                            [  360-(D x M) ]


     where 'D' refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and 'M' refers to the actual number of days in the interest period for which interest is being calculated.


          Federal Funds Rate. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate Notes and in an applicable Pricing Supplement.



          Unless otherwise specified in the applicable Pricing Supplement, 'Federal Funds Rate' means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a 'Federal Funds Rate Interest Determination Date'), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading 'Federal Funds (Effective') or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading 'Federal Funds/Effective Rate.' If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interests Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.


          LIBOR. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Notes and in an applicable Pricing Supplement.

          Unless otherwise specified in an applicable Pricing Supplement, 'LIBOR' means the rate determined by the Calculation Agent in accordance with the following provisions:

             (i) With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which LIBOR is an applicable Base Rate (a 'LIBOR Interest Determination Date'), either, as specified in the applicable Pricing Supplement: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest

        Determination Date, which appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on the LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ('LIBOR Reuters'), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date ('LIBOR Telerate'). Unless otherwise indicated in the applicable Pricing Supplement, 'Reuters Screen LIBO Page' means the display designated as Page 'LIBO' on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). 'Telerate Page 3750' means the display designated as page '3750' on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in
        (ii) below.


             (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as described in (i)(a) above, or on which no rate appears on the Telerate Page 3750, as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date by four major banks ('Reference Banks') in the London interbank market selected by the Calculation Agent (after consultation with the Company) to prime banks in the London interbank market commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks (which may include the Agents or their affiliates) in The City of New York selected by the Calculation Agent (after consultation with the Company) for loans in U.S. dollars to leading European banks having the specified Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR then in effect on such LIBOR Interest Determination Date.



          Prime Rate. Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in such Prime Rate Notes and in an applicable Pricing Supplement.



          Unless otherwise specified in the applicable Pricing Statement, 'Prime Rate' means, with respect to any Interest Determination Date relating to a Prime Rate Note or a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a 'Prime Rate Interest Determination Date'), the rate on such date as such rate is published in H.15(519) under the heading 'Bank Prime Loan.' If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the Agents) to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority.


          'Reuters Screen USPRIME1 Page' means the display on the Reuter Monitor Money Rates Service (or any successor service) on the 'USPRIME1' page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.


          Treasury Rate. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate Notes and in an applicable Pricing Supplement.



          Unless otherwise specified in an applicable Pricing Supplement, 'Treasury Rate' means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a 'Treasury Rate Interest Determination Date'), the rate applicable to the most recent auction of direct obligations of the United States ('Treasury Bills') having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading 'Treasury Bills--auction average (investment)' or, if not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the specified Index Maturity are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 days or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent (after consultation with the Company), for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.


OTHER PROVISIONS; ADDENDA

     Any provisions with respect to the determination of a Base Rate, the specification of a Base Rate, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under 'Other Provisions' on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and described in the applicable Pricing Supplement.

DISCOUNT NOTES

     The Company may offer Notes ('Discount Notes') from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e. par) by more than a percentage equal to the product of 0.25% and the number of full years to the Stated Maturity. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and par is referred to herein as the 'Discount.' In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of such Discount Note will be equal to the sum of (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Discount Note (if applicable), multiplied by the Redemption Percentage (as defined in the Pricing Supplement) (as adjusted by the Annual Redemption Percentage Reduction (as defined in the Pricing Supplement, if applicable) and (ii) any unpaid interest accrued thereon to the date of such redemption, repayment or acceleration of maturity, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial

Period (as hereinafter defined), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for a Discount Note (the 'Initial Period') is shorter than the compounding period for such Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the 'Code'), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. In the event Notes are issued at such a discount or with such terms so as to cause original issue discount rules under federal tax laws to apply, the terms of such Notes and additional disclosure regarding the federal income tax treatment of such Notes as well as certain other considerations will be provided in the applicable Pricing Supplement relating thereto.

BOOK-ENTRY NOTES; GLOBAL SECURITIES


     Upon issuance, all Book-Entry Notes having the same original issue date, Stated Maturity and otherwise having identical terms and provisions will be represented by a single global security (each, a 'Global Security'). Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary. Except as set forth below, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.


     Upon the issuance by the Company of Book-Entry Notes represented by a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Book-Entry Notes represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the applicable Agent or the underwriter of such Book-Entry Notes, as the case may be. Ownership of beneficial interests in a Global Security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in Book-Entry Notes represented by a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interest of participants in the Depositary), or by participants in the Depositary or persons that may hold interests through such participants (with respect to persons other than participants in the Depositary). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interest in a Global Security.


     So long as the Depositary for a Global Security, or its nominee, is the registered owner of the Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Notes represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Book-Entry Notes represented by a Global Security will not be entitled to have Book-Entry Notes represented by such Global Security registered in their names, will not receive or be entitled to receive or be entitled to receive physical delivery of Book-Entry Notes in definitive form ('Certificated Notes') and will not be considered the owners or Holders thereof under the Indenture.


     Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book-Entry Notes will be exchanged for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Securities or the Company becomes aware that the Depositary has ceased to be a clearing agency registered under the Exchange Act and, in any such case, the Company shall not have appointed a successor to the Depositary within 90 days after the Company receives such notice or becomes aware of such ineligibility or
(ii) the Company, in its sole discretion, determines that the Global Securities shall be exchanged for Certificated Notes. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners (as defined below) of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

     The Depository Trust Company, New York, New York ('DTC') will be the initial Depositary with respect to the Book-Entry Notes. The following is based on information furnished by DTC:


             DTC will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes having the same terms and provisions, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.


             DTC is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that is participants ('Participants') deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need of physical movement of securities certificates. Direct Participants of DTC ('Direct Participants') include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ('Indirect Participants'). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.


             Purchases of Book-Entry Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ('Beneficial Owner') is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfer of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the limited circumstances described above.


             To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

             Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

             Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the

        Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose account the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

             Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made by the Company through the Trustee in immediately available funds to DTC as the registered owner of the Global Securities. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in 'street name', and will be the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants. None of the Company, the Trustee, the Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.


             If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.


             A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on DTC's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on DTC's records.

          The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time upon reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor Depository is not obtained, Certificated Notes are required to be printed and delivered.

          The Company may decide to discontinue use of the system of book-entry transfers through a Depositary. In that event, Certificated Notes will be printed and delivered.

     The information in this section concerning DTC and DTC's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

LIMITATIONS ON LIENS

     Subject to certain exceptions, the Company will not, and will not permit any Subsidiary to, create, assume or suffer to exist, otherwise than in favor of the Company or a Subsidiary, any mortgage, pledge, lien, encumbrance, or security interest (collectively, 'Liens') upon any of its properties or assets or upon any income or profits therefrom unless the Notes shall be equally and ratably secured. This prohibition will not apply to: (a) Liens existing as of the date of the Indenture; (b) any purchase money mortgage or Lien created to secure all or part of the purchase price of any property (or to secure a loan made to the Company or any Subsidiary to enable it to acquire such property), provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and the income or profits therefrom;
(c) Liens on any property at the time of the acquisition thereof, whether or not assumed by the Company or a Subsidiary; provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and income or profits therefrom; (d) Liens on property or any contract for the sale of any product or service or any rights thereunder or any proceeds therefrom, acquired or constructed by the Company or a Subsidiary and created within one year after the later of the completion of such acquisition or construction or the commencement of operation of the project, provided that such Lien shall extend only to the property so acquired or constructed, improvements thereon, replacements thereof and income or profits therefrom; (e) Liens of Subsidiaries outstanding at the time they become Subsidiaries; (f) Liens created or assumed by the Company or a Subsidiary on coal, geothermal, oil, natural gas, inert gas, other hydrocarbon or mineral properties owned or leased by the Company or a Subsidiary to secure loans to the Company or a Subsidiary, for the purpose of developing such properties; (g) Liens on any investment (as defined in the Indenture) of the Company or a Subsidiary in any Person other than a Subsidiary or on any security representing any investment of the Company or a Subsidiary; (h) any Lien not otherwise permitted by the Indenture, provided that after giving effect to such Liens the sum of (1) all indebtedness of the Company and its Subsidiaries secured by Liens not otherwise permitted by the Indenture and (2) all Attributable Debt of the Company and its Subsidiaries (to the extent not included in (1) above) does not exceed 10% of Consolidated Capitalization; (i) any refunding or extension of maturity, in whole or in part, of any obligation or indebtedness secured by certain permitted Liens, provided that the principal amount of the obligation or indebtedness secured by such refunding or extension shall not exceed the principal amount of the obligation or indebtedness then outstanding and shall be limited in lien to the same or substituted property and after-acquired property that secured the refunded or extended obligation or indebtedness; (j) Liens upon any office equipment, data processing equipment or any motor vehicles, tractors or trailers; (k) Liens of or upon or in current assets of the Company or a Subsidiary created or assumed to secure indebtedness incurred in the ordinary course of business; (l) any Lien which is payable, both with respect to principal and interest, solely out of the proceeds of natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals to be produced from the property subject thereto and to be sold or delivered by the Company or a Subsidiary; (m) Liens to secure indebtedness incurred to finance advances made by the Company or any Subsidiary to any third party for the purpose of financing oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development, provided that such Liens shall extend only to the receivables of the Company or such Subsidiary in respect of such advances; and (n) any rights reserved in others to take or reserve any part of the natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals produced at any time on any property of the Company or a Subsidiary. Also excepted from the general prohibition are various other liens including, but not limited to: mechanics' or materialmen's liens, certain governmental liens, certain leases, certain judgment liens, and certain liens arising in connection with leases, easements and rights-of-way for pipeline or distribution plant purposes.

CERTAIN DEFINITIONS


     Certain terms used in the Indenture are defined and are used in this Prospectus as follows:

          'Attributable Debt' means, as of the date of determination, the present value of net rent for the remaining term of a capital lease, determined in accordance with generally accepted accounting principles ('GAAP'), which is part of a Sale and Leaseback Transaction (as defined), including any periods for which the lessee has the right to renew or extend the lease. For purposes of the foregoing, 'net rent' means the sum of capitalized rental payments required to be paid by the lessee, other than amounts required to be paid by the lessee for maintenance, repairs, insurance, taxes, assessments, energy, fuel, utilities and similar charges. In the case of a capital lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered to be required to be paid under such lease subsequent to the first date upon which it may be so terminated.

          'Consolidated Capitalization' means, without duplication, the sum of
     (a) the principal amount of Consolidated Funded Debt of the Company and its Subsidiaries at the time outstanding, (b) the total capital represented by the capital stock of the Company and its Subsidiaries at the time outstanding based, in the case of stock having par value, upon its par value, and in the case of stock having no par value, upon the value stated on the books of the Company, (c) the total amount of (or less than the amount of any deficit in) retained earnings and paid-in capital of the Company and its Subsidiaries, (d) reserves for deferred federal and state income taxes arising from timing differences and (e) Attributable Debt, all as shown on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP; provided that in determining the consolidated retained earnings and paid-in capital of the Company and its Subsidiaries no effect shall be given to any unrealized write-up or write-down in the value of assets or any amortization thereof, except for accumulated provisions for depreciation, depletion, amortization and property retirement which shall have been created by charges made by the Company or any of its Subsidiaries on its books.

          'Consolidated Funded Debt' means the Funded Debt of the Company and its Subsidiaries, consolidated in accordance with GAAP.

          'Funded Debt' means all Indebtedness that will mature, pursuant to a mandatory sinking fund or prepayment provision or otherwise, and all installments of Indebtedness that will fall due, more than one year from the date of determination. In calculating the maturity of any Indebtedness, there shall be included the term of any unexercised right of the debtor to renew or extend such Indebtedness existing at the time of determination.

          'Indebtedness' means all items of indebtedness for borrowed money (other than unamortized debt discount and premium) which would be included in determining total liabilities as shown on the liability side of a balance sheet prepared in accordance with GAAP as of the date as of which Indebtedness is to be determined, and shall include indebtedness for borrowed money (other than unamortized debt discount and premium) with respect to which the Company or any Subsidiary customarily pays interest secured by any mortgage, pledge or other lien or encumbrance of or upon, or any security interest in, any properties or assets owned by the Company or any Subsidiary, whether or not the Indebtedness secured thereby shall have been assumed, and shall also include guarantees of Indebtedness of others; provided that in determining Indebtedness of the Company or any Subsidiary there shall be included the aggregate liquidation preference of all outstanding securities of any Subsidiary senior to its Common Stock that are not owned by the company or a Subsidiary; and provided, further, that Indebtedness of any Person shall not include the following:

             (a) any indebtedness evidence of which is held in treasury (but the subsequent resale of such indebtedness shall be deemed to constitute the creation thereof); or

             (b) any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depository (or set aside and segregated, if permitted by the instrument creating such indebtedness), in trust, money (or evidence of such indebtedness as permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness; or

             (c) any indebtedness incurred to finance oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development to the extent that the issuer thereof has outstanding advances to finance oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development, but only to the extent such advances are not in default; or

             (d) any indebtedness incurred without recourse to the Company or any Subsidiary; or

             (e) any indebtedness incurred to finance advance payments for gas (pursuant to take-or-pay provisions or otherwise), but only to the extent that such advance payments are pursuant to gas purchase contracts entered into in the normal course of business; or

             (f) any amount (whether or not included in determining total liabilities as shown on the liability side of a balance sheet prepared in accordance with GAAP) representing capitalized rent under any lease; or

             (g) any indirect guarantees or other contingent obligations in respect of indebtedness of other Persons, including agreements, contingent or otherwise, with such other Persons or with third parties with respect to, or to permit or assure the payment of, obligations of such other Persons, including, without limitation, agreements to purchase or repurchase obligations of such other Persons, to advance or supply funds to, or to invest in, such other Persons, or to pay for property, products or services of such other Persons (whether or not conveyed, delivered or rendered); demand charge contracts, through-put, take-or-pay, keep-well, make-whole or maintenance of working capital or similar agreements; or guarantees with respect to rental or similar periodic payments to be made by such other Persons.

          'Sale and Leaseback Transaction' means an arrangement in which the Company or a Subsidiary sells any of its property which was placed into service more than 120 days prior to such sale to a Person and leases it back from that Person within 180 days of the sale.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of the Company with or into any other Person (whether or not affiliated with the Company), or successive consolidations or mergers in which the Company or its successor shall be a party, or shall prevent any transfer or lease of the property of the Company as an entirety or substantially as an entirety, to any other Person (whether or not affiliated with the Company); provided, however, that:

          (a) in case of such a transaction, the entity formed by such consolidation or into which the Company is merged or the Person which acquires or leases the properties and assets of the Company substantially as an entirety shall be a Corporation organized under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance of every other covenant of the Indenture;

          (b) immediately after giving effect to such transaction, no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

          (c) each of the Company and the successor Person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction complies with the above paragraphs (a) and
     (b) and that all conditions precedent relating to such transaction have been complied with.

EVENTS OF DEFAULT

     The following are Events of Defaults under the Indenture with respect to any Notes: (a) failure to pay the principal of (or premium, if any, on) any Note when due; (b) failure to make any mandatory sinking fund payment on any Note when due or failure to pay any interest installment on any Note when due, in each case, continued for 30 days; (c) failure to perform any other covenant of the Company, continued for 90 days after written notice as provided in the Indenture; (d) the occurrence of an event of default in other indebtedness of the Company (including Securities other than the Notes) resulting in indebtedness in excess of $10,000,000 principal amount being due and payable prior to maturity and such acceleration shall not have been rescinded or annulled or such indebtedness shall not have been discharged after written notice as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization.


     If an Event of Default with respect to Notes at the time outstanding shall occur and be continuing, then and in every such case (unless the principal of all the Notes shall have already become due and payable) the Trustee or the Holders of at least 33 1/3% in principal amount of the outstanding Notes may declare to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), the entire principal amount of all the outstanding Notes. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may, in certain circumstances, rescind and annul such declaration.

     No Holder of any Notes shall have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder previously shall have given to the Trustee written notice of a default and unless also the Holders of at least 25% of the principal amount of outstanding Notes shall have made written request upon the Trustee, and have offered reasonable indemnity, to institute such proceeding as the Trustee may request, and the Trustee shall not have received direction inconsistent with such request in writing by the Holders of a majority in principal amount of outstanding Notes and shall have neglected or refused to institute such proceeding within 60 days. However, the rights of any Holder of any Notes to enforce the payment of principal, premium, if any, and interest due on such Notes on or after the dates expressed in such Notes may not be impaired or affected.

WAIVER, MODIFICATION AND AMENDMENT


     The Holders of a majority in principal amount of the outstanding Notes may waive certain past defaults, except a default in the payment of the principal of (or premium, if any) or interest on any Note or in respect of any covenant or provision in the Indenture which under the terms of the Indenture cannot be modified without the consent of all Holders of outstanding Notes. The Holders of a majority in aggregate principal amount of outstanding Notes may waive the Company's compliance with certain restrictive provisions.


     Modification and amendment of the Indenture may be made by the Company and the Trustee with the consent of the Holders of majority in aggregate principal amount of the outstanding Notes provided that no such modification or amendment may, without the consent of the Holder of each Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Note; (b) reduce the principal amount of, or the rate of interest, if any, on, or any premium payable upon the redemption of any Note;
(c) change the Place of Payment or change the currency of payment of principal, premium, if any, or interest on any Note; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note; (e) reduce the percentages of Holders of outstanding Notes specified in this or the preceding paragraph; or (f) effect certain other modifications or amendments described in the Indenture.


DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to the Notes ('defeasance') or (B) to be released from its obligations with respect to such Notes described above under 'Limitations on Liens' and 'Consolidation, Merger and Sale of Assets' ('covenant defeasance'), upon the irrevocable deposit with the Trustee, in trust for such purpose, of money, and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, and premium, if any, and interest on such Notes, and any mandatory sinking fund or analogous payments thereon, on the scheduled due date therefor. Unless otherwise specified in the applicable Pricing Supplement, defeasance and covenant defeasance are each conditioned upon the Company's delivery to the Trustee of an Opinion of Counsel to the effect that the Holders of the Notes will have no federal income tax consequences as a result of such deposit. The applicable Pricing Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the related Notes (including any modifications to the provisions described above) and the effect of such defeasance or covenant defeasance under federal tax law.

CONCERNING THE TRUSTEE

     First Security Bank, N.A. is the Trustee under the Indenture. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if it acquires a conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended. The Indenture also provides that the Company will indemnify the Trustee against loss, liability or expense incurred without negligence or bad faith on the part of the Trustee arising out of or in connection with the trust under the Indenture.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis for sale by the Company through the Agents, who have agreed to use their reasonable efforts to solicit offers to purchase the Notes, and the Company may also sell the Notes to an Agent, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent. The Company also reserves the right to sell Notes directly on its own behalf or through additional agents, acting either as agent or principal, on substantially identical terms as those applicable to the Agents. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders, in whole or in part, whether placed directly with the Company or through one of the Agents. The Agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by them.

     The Company will pay the Agents, in the form of a discount or otherwise, a commission which, depending on the Stated Maturity of the Note, will range from
 .125% to .750% of the principal amount of any Note sold through the Agents.

     In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at varying prices determined at the time of sale or, if so agreed, at a fixed public offering price. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (if resold on a fixed public offering price basis), concession and discount may be changed.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

     In connection with the offering of the Notes purchased by one or more Agents as principal on a fixed price basis, the Agents are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Agents create a short position in the Notes in connection with the offering i.e., if they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, the Agents may reduce that short position by purchasing Notes in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any of the Agents makes any representation that the Agents will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Notes are a new issue of securities with no established trading market. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but no Agent is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes.

     Each Agent may be deemed to be an 'underwriter' within the meaning of the Securities Act. The Company has agreed to indemnify each of the Agents against,

or to make contributions relating to, certain civil liabilities, including civil liabilities under the Securities Act. The Company has agreed to reimburse each of the Agents for certain expenses.


     Each of the Agents has provided and will provide from time to time certain financial advisory services to the Company and Questar.


                                 LEGAL OPINIONS


     The validity of the Notes offered hereby will be passed upon for the Company by Gary G. Sackett, Esq., Vice President and General Counsel of Questar, 180 East First South Street, Salt Lake City, Utah 84145, and by Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022. Brown & Wood LLP, 555 California Street, San Francisco, California 94104, will act as counsel for the underwriters or Agents. In rendering their opinions, Skadden, Arps, Slate, Meagher & Flom LLP and Brown & Wood LLP may rely upon the opinion of Mr. Sackett as to all matters governed by Utah law, and Skadden, Arps, Slate, Meagher & Flom LLP may rely on the approval or consent of governmental authorities of other jurisdictions in which the Company operates. As of March 31, 1997, Mr. Sackett beneficially owned 31,888 shares of Common Stock of Questar (inclusive of currently exercisable options to purchase 8,500 shares of Common Stock of Questar).

                                    EXPERTS


     The financial statements of Mountain Fuel Supply Company appearing in the Company's Annual Report (Form 10-K/A) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT (INCLUDING THE APPLICABLE PRICING SUPPLEMENT) IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND SUCH PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT (INCLUDING THE APPLICABLE PRICING SUPPLEMENT) NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT (INCLUDING THE APPLICABLE PRICING SUPPLEMENT) SHALL NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                     ----
Available Information.............................     2
Incorporation of Certain Documents by Reference...     2
The Company.......................................     2
Use of Proceeds...................................     3
Capitalization....................................     4
Ratio of Earnings to Fixed Charges................     4
Description of Medium-Term Notes..................     4
Plan of Distribution..............................    19
Legal Opinions....................................    20
Experts...........................................    21

================================================================================


================================================================================

                                  $75,000,000

                                 MOUNTAIN FUEL
                                 SUPPLY COMPANY

                     (a subsidiary of Questar Corporation)


                              [MOUNTAIN FUEL LOGO]

                               MEDIUM-TERM NOTES




                          ---------------------------
                                   PROSPECTUS
                          ---------------------------



                              MERRILL LYNCH & CO.

                               SMITH BARNEY INC.



                                 JULY 23, 1997



================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses payable by the Company in connection with the offering of the Notes registered hereunder. All such fees and expenses other than the Securities and Exchange Commission Registration Fee are estimated.

Securities and Exchange Commission Registration Fee.....................   $ 22,728
Printing Expenses.......................................................     25,000
Legal Fees and Expenses.................................................    110,000
Accounting Fees and Expenses............................................     15,000
Blue Sky Fees and Expenses..............................................      5,000
Trustee's Fees and Expenses.............................................      5,000
Rating Agency Fees......................................................     35,000
Miscellaneous...........................................................      7,272
                                                                           --------
     Total..............................................................   $225,000
                                                                           --------
                                                                           --------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 16-10a-901 through 16-10a-909 of the Utah Revised Business Corporation Act, which provides for indemnification of directors and officers in certain circumstances.

     The Company's Bylaws provide that the Company may voluntarily indemnify any individual made a party to a proceeding because he is or was a director, officer, employee or agent of the Company against liability incurred in the proceeding, but only if the Company has authorized the payment in accordance with the applicable statutory provisions of the Utah Revised Business Corporation Act (Sections 16-10a-902 and 16-10a-904) and a determination has been made in accordance with the procedures set forth in such provision that such individual conducted himself in good faith, that he reasonably believed his conduct, in his official capacity with the Company, was in its best interests and that his conduct, in all other cases, was at least not opposed to the Company's best interests, and that he had no reasonable cause to believe his conduct was unlawful in the case of any criminal proceeding. The foregoing indemnification in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding, which expenses may be advanced by the Company. The Company's Bylaws provide that the Company may not voluntarily indemnify a director, officer, employee or agent of the Company in connection with a proceeding by or in the right of the Company in which such individual was adjudged liable to the Company or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     The Company's Bylaws provide further that the Company shall indemnify a director, officer, employee or agent of the Company who was wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because he is or was such a director, officer, employee or agent, against reasonable expenses incurred by him in connection with the proceeding.

     The Company's Bylaws further provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the Company or the shareholders; (c) for any action that would result in liability of the director under the applicable statutory provision concerning unlawful distributions; or (d) an intentional violation of criminal law.

     Questar Corporation, the Company's parent, maintains an insurance policy on behalf of the officers and directors of the Company pursuant to which (subject to the limits and limitations of such policy) the officers and directors are insured against certain expenses in connection with the defense of actions or proceedings, and certain liabilities which might be imposed as a result of such actions or proceedings, to which any of them is made a party by reason of being or having been a director or officer.

     Reference is made to Sections 8 and 9 of the Distribution Agreement, the term of which is filed as Exhibit 1.01 hereto for the description of the indemnification and contribution arrangements for this offering.

ITEM 16.  EXHIBITS.

     (a) Exhibits:

EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
 1.01     --   Form of Distribution Agreement (including the forms of Terms Agreement and Administrative
               Procedures).*
 4.01     --   Indenture, dated as of May 1, 1992, between the Company and Citibank, N.A., as trustee, relating to the Company's Debt Securities (incorporated herein by reference to the Company's Quarterly Report on
               Form 10-Q for the quarter ended June 30, 1992).*
 4.02     --   Instrument of Appointment and Acceptance of Successor Trustee, dated as of May 21, 1997, between the
               Company, First Security Bank, N.A. and Citibank, N.A. relating to First Security Bank, N.A.'s appointment as successor trustee under the Indenture.*
 4.03     --   Form of Fixed Rate Note (incorporated herein by reference to Exhibit 4.02 to the Company's
               Registration Statement on Form S-3 (No. 33-46910) filed with the Commission on April 2, 1992).*
 4.04     --   Form of Floating Rate Note (incorporated herein by reference to Exhibit 4.03 to the Company's

               Registration Statement on Form S-3 (No. 33-46910) filed with the Commission on April 2, 1992).*
 5.01     --   Opinion of Gary G. Sackett, Esq.*
 5.02     --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
12.01     --   Statement of Computation of Ratio of Earnings to Fixed Charges.*
23.01     --   Consent of Ernst & Young LLP.**
23.02     --   Consent of Gary G. Sackett, Esq. (included in Exhibit 5.01).*
23.03     --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.02).*
24.01     --   Form of Appointment of Power of Attorney.*
25.01     --   Statement of Eligibility of Trustee on Form T-1.*

------------------
 * Filed previously.
** Filed herewith.

ITEM 17.  UNDERTAKINGS.

     A. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Utah law and the registrant's bylaws, a summary of which is set forth in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D.  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (D)(1)(i) and (D)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SALT LAKE, STATE OF UTAH, ON THE 23RD DAY OF JULY, 1997.



                                          MOUNTAIN FUEL SUPPLY COMPANY

                                          By:          /s/ S.E. PARKS
                                              ----------------------------------
                                                         S.E. Parks
                                               Vice President, Treasurer and
                                                  Chief Financial Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                 SIGNATURE                                         TITLE                                       DATE
--------------------------------------------  -----------------------------------------------   ---------------------------------

               R. D. CASH*                    Chairman of the Board; Director                    July 23, 1997
--------------------------------------------
               R. D. Cash

               D. N. ROSE*                    President and Chief Executive Officer; Director    July 23, 1997
--------------------------------------------  (Principal Executive Officer)
               D. N. Rose

            /s/S. E. PARKS                    Vice President, Treasurer and Chief Financial      July 23, 1997
--------------------------------------------  Officer (Principal Financial Officer)
               S. E. Parks

             G. H. ROBINSON*                  Vice President and Controller                      July 23, 1997
--------------------------------------------  (Principal Accounting Officer)
             G. H. Robinson

          W. WHITLEY HAWKINS*                 Director                                           July 23, 1997
--------------------------------------------
          W. Whitley Hawkins

              R. E. KADLEC*                   Director                                           July 23, 1997

--------------------------------------------
              R. E. Kadlec

            DIXIE L. LEAVITT*                 Director                                           July 23, 1997
--------------------------------------------
            Dixie L. Leavitt

            GARY G. MICHAEL*                  Director                                           July 23, 1997
--------------------------------------------
            Gary G. Michael

                 SIGNATURE                                         TITLE                                       DATE
--------------------------------------------  -------------------------------------------------  ---------------------------------

           GARY L. NORDLOH*                   Director                                           July 23, 1997
--------------------------------------------
           Gary L. Nordloh

           HARRIS H. SIMMONS*                 Director                                           July 23, 1997
--------------------------------------------
           Harris H. Simmons

              *By: /s/ S.E. PARKS
--------------------------------------------
                   S.E. Parks
               (Attorney-in-fact)
                                                                                                 July 23, 1997

                                 EXHIBIT INDEX

                                                                                                          LOCATION IN
                                                                                                         SEQUENTIALLY
EXHIBIT                                                                                                    NUMBERED
 NO.     DESCRIPTION                                                                                         PAGES
------   ---------------------------------------------------------------------------------------------   -------------
23.01     --   Consent of Ernst & Young LLP.